                                                                     EXHIBIT 4.6


                                                                [Execution Copy]

     SUPPLEMENTAL INDENTURE NO. 6 (this "Supplement"), dated as of August 21, 2001, is entered into by and among CONSTELLATION BRANDS, INC. (formerly known as Canandaigua Brands, Inc.), a Delaware corporation (the "Company"), RAVENSWOOD WINERY, INC., a California corporation and an indirect wholly-owned subsidiary of the Company (the "New Guarantor"), and BNY MIDWEST TRUST COMPANY (successor trustee to Harris Trust and Savings Bank and The Bank of New York, as applicable), as trustee (the "Trustee").


                 RECITALS OF THE COMPANY AND THE NEW GUARANTOR

     WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of February 25, 1999 (the "Base Indenture"); a Supplemental Indenture No. 1, dated as of February 25, 1999 with respect to the issuance by the Company of its 8 1/2% Senior Subordinated Notes due 2009 in the aggregate principal amount of $200,000,000 (the "First Supplemental Indenture"); a Supplemental Indenture No. 2 dated as of August 4, 1999 with respect to the issuance by the Company of its 8 5/8% Senior Notes due 2006 in the aggregate principal amount of $200,000,000 (the "Second Supplemental Indenture"); a Supplemental Indenture No. 3 dated as of August 6, 1999 with respect to the guarantee of the Indenture Obligations by new Subsidiaries of the Company (the "Third Supplemental Indenture"); a Supplemental Indenture No. 4 dated as of May 15, 2000 with respect to the issuance by the Company of its 8 1/2% Series C Senior Notes due 2009 in the aggregate principal amount of (Pounds)154,000,000 (the "Fourth Supplemental Indenture"); and a Supplemental Indenture No. 5 dated as of September 14, 2000 providing for certain amendments to the Fourth Supplemental Indenture (the "Fifth Supplemental Indenture" and together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, collectively, the "Indenture");

     WHEREAS, the Guarantors guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;

     WHEREAS, pursuant to (i) Section 3.10 of the First Supplemental Indenture;
(ii) Section 3.9 of the Second Supplemental Indenture; and (iii) Section 4.15 of the Fourth Supplemental Indenture, the New Guarantor is obligated to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;

     WHEREAS, pursuant to (i) Section 11.1 of the First Supplemental Indenture;
(ii) Section 9.1 of the Second Supplemental Indenture; and (iii) Section 8.01 of the Fourth Supplemental Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;

     WHEREAS, the execution and delivery of this Supplement have been duly authorized by a Board Resolution of the respective Boards of Directors of the Company and the New Guarantor; and
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                                      -2-

     WHEREAS, all conditions and requirements necessary to make the Supplement valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms, have been performed and fulfilled.

     NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Securities, as follows:


                                  ARTICLE ONE
                               THE NEW GUARANTEE

     Section 1.01. For value received, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the "New Guarantee"), jointly and severally among itself and the Guarantors, to the Trustee and the Holders, as if the New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of one counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this New Guarantee). The agreements made and obligations assumed hereunder by the New Guarantor shall constitute and shall be deemed to constitute a Guarantee under the Indenture and for all purposes of the Indenture, and the New Guarantor shall be considered a Guarantor for all purposes of the Indenture as if the New Guarantor was originally named therein as a Guarantor.

     Section 1.02. The New Guarantee shall be released upon the occurrence of the events as provided in the Indenture.

     Section 1.03. The New Guarantor hereby waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by the New Guarantor under its Guarantee under the Indenture.


                                  ARTICLE TWO
                               SUCCESSOR TRUSTEE

     Section 2.01. The Trustee hereby confirms that it is the successor in interest to The Bank of New York as trustee under the Fifth Supplemental Indenture, and has succeeded The Bank of New York as trustee pursuant to a transaction contemplated by Section 11.8 of the Base Indenture.
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                                      -3-

                                 ARTICLE THREE
                                 MISCELLANEOUS

     Section 3.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Except as supplemented hereby, the Indenture (including the Guarantees incorporated therein) and the notes issued pursuant thereto are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.

     Section 3.02. This Supplement shall be effective as of the close of business on July 2, 2001.

     Section 3.03. The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.

     Section 3.04. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which governs the Indenture and its construction.

     Section 3.05. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
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                                      -4-


     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested all as of the day and year first above written.

                                    CONSTELLATION BRANDS, INC.


                                    By: /s/ Thomas S. Summer
                                        -------------------
                                      Name:   Thomas S. Summer
                                      Title:  Executive Vice President & Chief
                                              Financial Officer
Attest:


/s/ David S. Sorce
-----------------------
Title:

                                    RAVENSWOOD WINERY, INC.


                                    By: /s/ Thomas S. Summer
                                        --------------------
                                      Name:  Thomas S. Summer
                                      Title:  Vice President & Treasurer
Attest:


/s/ David S. Sorce
-----------------------
Title:

                                    BNY MIDWEST TRUST COMPANY

                                    By: /s/ J. Bartolini
                                       --------------------------
                                      Name: J. Bartolini
                                      Title: Vice President
Attest:


/s/ Signature illegible
-----------------------
Title: Assistant Secretary